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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13D/A
                                AMENDMENT NO. 1
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934





                              Checkfree Corporation
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                  162812 10 1
                                 (CUSIP Number)


    Catherine L. Valentine, Esq.                Kenneth A. Linhares, Esq.
             Intuit Inc.                           Fenwick & West LLP
         2535 Garcia Avenue                       Two Palo Alto Square
      Mountain View, CA  94043                    Palo Alto, CA  94306
            (415) 944-6000                           (415) 494-0600

  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                January 27, 1997
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


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                                 SCHEDULE 13D/A

---------------------------------

CUSIP NO.         162812 10 1
---------------------------------

-------------------------------------------------------------------------------
       NAME OF REPORTING PERSON
   1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       INTUIT INC.; 77-0034661
-------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (A)  |_|
   2                                                                (B)  |_|

-------------------------------------------------------------------------------
   3   SEC USE ONLY

-------------------------------------------------------------------------------
   4   SOURCE OF FUNDS     AF; 00 (1)
-------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                |_|

-------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION   DELAWARE (USA)
-------------------------------------------------------------------------------
                     7   SOLE VOTING POWER
      NUMBER
        OF               12,600,000
                   ------------------------------------------------------------
      SHARES         8   SHARED VOTING POWER
   BENEFICIALLY
       OWNED             NOT APPLICABLE
                   ------------------------------------------------------------
        BY           9   SOLE DISPOSITIVE POWER
       EACH
     REPORTING           12,600,000
                   ------------------------------------------------------------
      PERSON         10  SHARED DISPOSITIVE POWER
       WITH
                         NOT APPLICABLE
-------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       12,600,000
-------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         |_|

-------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       23.3%
-------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON
       CO

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(1)  See Item 3 of the initial Schedule 13D filed February 6, 1997.


                                      -2-
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                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 5, 1997(2)


INTUIT INC.


By:  /s/ CATHERINE L. VALENTINE
    ----------------------------
     Catherine L. Valentine
     Secretary

(2) The sole purpose of this amendment is to correct the Schedule 13D filed with the Securities and Exchange Commission on February 6, 1997, with respect to the common stock of Checkfree Corporation, to specify the date such report was signed, which date was inadvertently omitted.